Exhibit (r)(ii)

Code of Ethics

XA Investments LLC

Revised as of May 2018

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	F.	Review and Investigation	V-2

VI	PROHIBITION AGAINST INSIDER TRADING		VI-1
	A.	Firm Policy – Insider Trading	VI-1
	B.	Recognizing Material Nonpublic Information	VI-2
	C.	Avoiding the Inadvertent Receipt and Misuse of Material Nonpublic Information	VI-3
	D.	Required Steps to Take If Exposed to Material Nonpublic Information	VI-4
	E.	Responsibilities of the CCO upon Receipt of Notification of Possible Receipt of Material, Nonpublic Information/Imposition of Information Barriers	VI-5
	F.	Maintenance of Restricted and Watch Lists	VI-6

VII	REPORTING OF ACCOUNTS AND TRANSACTIONS INVOLVING SECURITIES AND OTHER FINANCIAL PRODUCTS		VII-1
	A.	General Statement of Firm’s Policy With Respect to Accounts and Notification	VII-1
	B.	Initial and Annual Holdings Notifications Report	VII-1
	C.	Disclosure and Furnishing of Quarterly Transaction Reports Regarding Financial Products	VII-2
	D.	Miscellaneous Provisions	VII-4
	E.	Timely Receipt and Review of Reports By CCO	VII-4

VIII	INVESTMENT ACTIVITIES		VIII-1
	A.	Overview	VIII-1
	B.	Provisions of General Applicability	VIII-1
	C.	Prohibitions and Pre-Approval Requirements of General Applicability	VIII-1
	D.	CCO Review of Reports	VIII-4

IX	OUTSIDE BUSINESS ACTIVITIES		IX-1
	A.	General Policy	IX-1
	B.	Receipt of Payment of Third Party Compensation	IX-2
	C.	Annual Attestation	IX-2

X	GIFTS AND GRATUITIES AND CHARITABLE AND POLITICAL ACTIVITIES		X-1
	A.	Gifts and Gratuities	X-1
	B.	Political Contributions	X-3

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	C.	Foreign Corrupt Practices Act (“FCPA”)	X-6

XI	CLIENT COMPLAINTS AND INDICATIONS OF INAPPROPRIATE CONDUCT
	General Statement of Policy		XI-7

XII	RESPONSIBILITY TO UPDATE PERSONAL INFORMATION		XII-1
	A.	Information Updates	XII-1
	B.	Cooperation with Firm Reporting	XII-2
	C.	Updated Information	XII-2

XIII	ADMINISTRATION AND ENFORCEMENT OF THIS CODE		XIII-1
	A.	Training and Education	XIII-1
	B.	Annual Attestations	XIII-1
	C.	Fund Board Approval	XIII-1
	D.	Annual Review	XIII-2
	E.	Annual Report to Fund Boards	XIII-2
	F.	Document Retention Requirements	XIII-2

ATTACHMENTS

Acknowledgement of Initial Receipt of Code of Ethics	A-1

Acknowledgement of Receipt of Amended Code of Ethics	A-2

Exhibit VII B: Initial and Annual Holdings Report	A-3

Exhibit VII C: Quarterly Report of Personal Securities Transaction and Campaign Contributions	A-5

Exhibit VIII C: Sample Request for Preauthorization – Personal Trades	A-7

Exhibit IX B: Outside Business Activity Reporting Form	A-9

Exhibit XIII B: Required Annual Attestations and Disclosures	A-14

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I     INTRODUCTION

XA Investments LLC (the “Firm”) has adopted this Code of Ethics (the “Code”) to set forth the ethical and professional standards required of the Firm and its officers and employees, as will apply to the Firm and its Personnel. The policies and procedures set forth in this Code are intended to further the commitment of the Firm and its management to maintaining the trust and confidence of its clients1, to satisfy the Firm’s fiduciary obligations, and to comply with legal and regulatory requirements and with the Firm’s own internal policies and procedures. As a fiduciary, the Firm has the responsibility to render professional and unbiased investment advice, owes its clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of its clients and, in its dealings with its clients, must avoid or disclose conflicts of interest.

A.	Applicable to All Personnel

Subject to such waivers or exemptions as are discussed below, the Code will cover all personnel of the Firm, including members, officers, directors (and other persons occupying a similar status or performing similar functions), and employees. This Code also covers individuals associated with the Firm in any manner that provide investment advice and are subject to the Firm’s supervision and control, unless otherwise determined by the CCO (as discussed below with regard to “Access Persons”). All such persons as are covered by this Code are collectively, hereinafter, “Firm Personnel” or “Personnel”.

Temporary employees and consultants that, in each case, are engaged by the Firm to provide clerical, administrative or professional services that are not directly investment related will not be considered to be Personnel subject to this Code except to the extent the Chief Compliance Officer (“CCO”) notifies them to the contrary.

Action Required to be Taken by the CCO: As to each temporary employee or consultant engaged by the Firm, the CCO is responsible for determining whether such individual shall be required to comply with the Code. The CCO is also responsible for documenting such determination and maintaining such documentation for a minimum of five years from the end of the fiscal year in which the temporary employee’s or consultant’s association with the Firm is terminated, provided that for all but the final two years of such document maintenance period such document shall be maintained in an appropriate office of the Firm and, thereafter, in an easily accessible place.

Notwithstanding the foregoing, the CCO may exempt any person from all or any portion of the Code upon a finding that such person is neither an “Access Person,” as defined at Rule 17j-1(a)(1) under the Investment Company Act of 1940 (the “1940 Act”) or Rule 204A-1 of the Advisers Act nor a “Supervised Person,” as defined at Section 202(a)(25) of the Advisers Act, and that, such person’s duties and responsibilities are such that application of all or any particular portion of this Code to such person is not reasonably necessary. Accordingly, all persons subject to the Code shall be considered to be Access Persons, regardless of whether they meet any particular definition thereof while persons that have been exempted from all or any particular portion of the Code shall not be considered to be Access Persons to the extent of that exemption. The CCO also may waive provisions of the Code on a case-bycase basis, after reviewing the circumstances surrounding the request for a waiver.

1 The Firm’s clients consist of persons to whom the Firm provides investment advice. The Firm’s current business model contemplates that clients will be limited to funds registered with the SEC as investment companies under the Investment Company Act of 1940.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all exemptions or such waivers and the basis therefore and shall maintain such documentation for a minimum of five years from the end of the fiscal year in which the individual to whom it relates terminates his or her association with the Firm, provided that for all but the final three years of such document maintenance period such document shall be maintained in an appropriate office of the Firm and, thereafter, in an easily accessible place.

B.	Requests by Clients for Copies of the Code of Ethics

The Firm is required to provide a copy of this Code to any client or prospective client upon request. Any person receiving such a request shall either provide a copy directly or request that the Firm’s CCO provide a copy and shall document the action taken.

Action Required to be Taken by all Firm Personnel: Any individual that receives a request from a client or prospective client for a copy of the Code shall either provide a copy thereof or request that the Firm’s CCO provide a copy. The individual shall document such action by sending an email confirming the action to the client or prospective client as well as the CCO, as applicable.

C.	Regulatory Requirements

The Code has been adopted in connection with the Firm’s compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1(c) under the 1940 Act, as applicable.

As a registered investment adviser, the Firm, pursuant to Rule 204A-1, is required to establish, maintain and enforce a written code of ethics that, at a minimum:

•	Sets forth the general standard of conduct required of all supervised persons, which standard reflects the fiduciary duties that the Firm and all such individuals owe to the Firm’s clients;

•	Requires compliance by all supervised persons with applicable federal securities laws;

•	Requires certain supervised persons to report, and for the Firm to review, their personal securities transactions and holdings periodically;

•	Requires prompt reporting by all supervised persons of any violations of this Code; and

•	Requires distribution by the Firm of the Code and of any amendments to all supervised persons and for the Firm to obtain written acknowledgements from all such individuals as to their receipt of the Code.

As an adviser to a registered investment company (a “Fund”), the Firm, pursuant to Rule 17j-1(c) under the 1940 Act, will be required to adopt a written code of ethics containing provisions reasonably necessary to prevent the Firm’s Access Persons from engaging in the following unlawful activity:

•	To employ any device, scheme or artifice to defraud the Fund;

•	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

D.	Other Topics Covered In the Code

In addition to the minimum requirements set forth above, the Code also addresses the Firm’s policies and procedures regarding:

•	Duty to report violations of the code and sanctions;

•	Safeguarding and maintaining confidential information;

•	Handling of nonpublic information and prohibitions against insider trading;

•	Investment activities;

•	Outside business activities;

•	Giving and receiving of gifts and entertainment;

•	Political activities;

•	Client complaints;

•	Reporting by Firm Personnel;

•	Annual compliance reports; and

•	Recordkeeping requirements.

E.	Code May be Supplemented by Other Applicable Policies

The Code has been drafted in a manner that allows it to apply equally to all Personnel regardless of their specific functions or responsibilities, unless otherwise noted. As a result of this “one size fits all” approach, the Firm may, from time-to-time, supplement the Code as it applies to Personnel that perform certain functions or that have particular responsibilities by the adoption of separate, more specialized policies and procedures. Where this is the case, Personal to whom these separate policies and procedures apply must comply with both the Code and these additional policies – or the more restrictive of the two. More generally, the existence of the Code should not be understood as relieving Personnel, in any manner, from their continuing responsibility to familiarize themselves, and to comply, with all applicable policies and procedures of the Firm.

F.	Best Judgment and Further Advice

It is not reasonable to expect this Code or other applicable policies or procedures of the Firm to cover all of the possible situations that Personnel may encounter. For this reason, nothing in this Code removes the need for all Personnel to use their best judgment in order to maintain high professional standards and to consult with their Supervisors as well as the CCO, as needed.

Personnel that are unsure how to handle a particular situation should consult with their Supervisor and/or the CCO for advice.

G.	Receipt and Acknowledgement of the Code

The CCO is responsible for providing all Personnel with a copy of the Code and of all amendments or other updates thereto. Access may be provided in hard copy or electronically through the Firm’s internal electronic systems.

Unless exempt, all Personnel must read, understand and adhere fully to this Code as well as any amendments to the Code. All such Personnel are also required to sign an Acknowledgement that they have read the entire Code and have had an opportunity to review any portions with their Supervisor and the CCO.

By signing the Acknowledgement, each signatory agrees to perform fully all applicable responsibilities and to comply with all applicable restrictions, limitations, and requirements set forth in the Code and acknowledge that any such failure may result in disciplinary action, up to and including termination. Failure to comply with the terms of this Code can also subject the Firm, responsible Supervisors, and involved individuals to fines, penalties and potentially even criminal proceedings in addition to significant reputational harm and regulatory sanctions. From time-to-time, the Firm may ask any recipient of this Code to certify his or her continued compliance with the applicable terms and/or with any other applicable restrictions, limitations or requirements and to sign an Acknowledgement with respect to any amendments hereto.

Action Required to be Taken by all Firm Personnel: All Firm Personnel are required to complete an Acknowledgment and deliver the completed Acknowledgement to the CCO.

Action Required to be Taken by the CCO: The CCO shall verify that each individual subject to this Code has acknowledged receipt of the Code and of each amendment thereto. The CCO is also responsible for the Firm’s maintenance of copies of each completed Acknowledgement for a minimum of five years from the end of the fiscal year in which the applicable individual ceased to be subject to this Code, such documents to be retained in an appropriate office of the Firm except that during the last three years of the retention period such documents may be maintained in an easily accessible place.

II     DUTY TO REPORT VIOLATIONS OF THIS CODE AND SANCTIONS

A.	Duty to Report Violations of this Code

Firm Personnel are required to report promptly any violation or potential violation of the Code to the Firm’s CCO. Any such report shall be maintained in confidence and no retaliation shall be made against the individual making such report and, indeed, any retaliation for the reporting of a violation of the Code shall itself constitute a violation of the Code.

Action Required to be Taken by all Firm Personnel: Any individual that becomes aware of a violation of this Code must promptly report such violation to the CCO or, where the individual believes the CCO is implicated in the violation being reported, to a member of the Firm’s senior management.

Protection of Whistleblower Rights

Notwithstanding anything herein to the contrary, the foregoing reporting obligations should not be understood (i) as in any way limiting any individual from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the SEC, the U.S. Department of Justice, or any other governmental, law enforcement, or regulatory authority, regarding any possible securities law violation; or (ii) requiring any individual to advise or seek permission from the Firm before engaging in any such activity. No retaliation shall be made against any individual by the Firm or any Firm Personnel on account of an individual exercising the above rights.

B.	Review and Investigation

The CCO shall be responsible for the prompt review and investigation of any violations of the Code reported to, or independently discovered by, the CCO. As part of such review, the CCO shall consider whether any substantiated material violation of the Code that is brought to the CCO’s attention indicates a need for (i) heightened supervisory procedures, and, if so, the means by which such need should be addressed; and (ii) any change in the Firm’s procedures or policies or applicable controls. The CCO shall also consider whether a substantiated material violation, or any sanction imposed as a result thereof, requires disclosure or reporting, to any regulatory, law enforcement or other outside party or disclosure in the Firm’s Form ADV or otherwise. The CCO shall also be responsible for reporting any substantiated material violations of the Code to appropriate senior management within the Firm and, if relevant, to the CCO of any Fund advised by the Firm. The CCO shall also be responsible for appropriately documenting such review and investigation, the reporting thereof to senior management and the CCO of any Fund, and any responsive action taken as a result thereof.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all received reports of violations of this Code and of any independently discovered violations and shall document the CCO’s review and investigation thereof, the reporting of any substantiated material violations of the Code to appropriate senior management within the Firm and of any responsive action taken as a result thereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

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1.	Involvement of Legal Counsel

Notwithstanding the assignment of responsibility to the CCO with respect to the review and investigation and reporting of violations, where it is determined that sufficient reasons exist for any such review, investigation, or reporting to be conducted under the direction of legal counsel, such legal counsel shall have the ultimate responsibility for the conduct of such review, investigation, and the reporting and documentation thereof.

C.	Sanctions

1.	Possible Sanctions

Possible sanctions for violation of this Code may include, but need not be limited to, reprimands, monetary fines, suspensions, reduction in responsibilities, grade or title, or termination. Sanctions are imposed by the Firm’s senior management with the advice and involvement of the Firm’s CCO.

2.	Requirement that CCO be Informed of all Internal Discipline

No internal discipline shall be imposed on any Firm Personnel for violation of this Code without the underlying matter and the sanction to be imposed being first being brought to the attention of the CCO.

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III     GENERAL STANDARD OF CONDUCT

The Firm is committed to maintaining the trust and confidence of its clients, to upholding high standards of integrity and business ethics and professionalism, and to compliance with legal and regulatory requirements and its own internal policies and procedures.

The Firm’s continued success is dependent upon its reputation. Compliance with these standards is crucial to the Firm’s reputation and, therefore, its long-term success.

The general standard of conduct required by all Personnel reflects a number of underlying requirements including:

•	The fiduciary duty owed by the Firm and its Personnel to its clients;

•	The Firm’s intent to adhere to good business practices;

•	Applicable legal and regulatory requirements;

•	The Firm’s own internal policies and procedures; and

•	Representations that the Firm has made to its clients.

A.	Fiduciary Duty

The Firm and all Personnel owe a fiduciary duty to the Firm’s clients. This means that the Firm and its Personnel must always place the interests of the clients first and may not put their own interests ahead of their clients’ interests or otherwise abuse their position of trust and responsibility. More specifically, the Firm’s fiduciary duty to the Firm’s clients requires that Personnel must, fully and fairly, disclose all conflicts of interests and all facts that may be material to the client’s economic interest or decision-making.

B.	Adherence to Good Business Practices

The Firm expects all Personnel to adhere to the principles of good business practice. At a minimum, this requires Personnel to engage in fair and honest conduct in all their dealings and to perform their functions and meet their responsibilities with a degree of professionalism reasonable to the circumstances.

C.	Compliance with Applicable Federal Securities Laws and Other Requirements

The Firm and all Personnel are required to comply at all times with all applicable securities laws as well as the Firm’s own internal policies and procedures.

While many applicable legal and regulatory requirements are reflected in this Code or the Firm’s other policies and procedures, Personnel should not assume that this is true of every relevant securities law or regulation. As a result, Personnel must take the responsibility to inform themselves of, and understand, the legal and regulatory requirements applicable to their activities.

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For this same reason, the Firm expect all Personnel to stay current with respect to applicable regulatory and legislative developments.

D.	General Antifraud Prohibitions

Without limiting the foregoing, Firm Personnel are prohibited from:

•	Employing any device, scheme, or artifice to defraud a client or prospective client;

•	Engaging in any transaction, practice, or course of business that operates as a fraud or deceit upon a client or prospective client;

•	Making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make a statement made not misleading; or

•	Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative.

E.	Client Representations

The Firm and all Personnel are also expected to comply with any representations that the Firm has made to its clients, including, but not limited to, representations that are made in formal agreements or client offering documents (where applicable to the Firm).

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IV     CONFLICTS OF INTEREST

A.	General Statement of Policy

The fiduciary duties imposed on the Firm and its Personnel require all Personnel to be sensitive to the possibility of conflicts of interest, whether real or apparent, in transactions with clients. This includes conflicts between the interest of the Firm or Firm Personnel and Firm clients as well as conflicts between two clients. As a general matter, conflicts should be avoided. Where they cannot be avoided, it will generally be the case that they should be disclosed and specific consent obtained from the client with respect thereto. When in doubt, Personnel should contact their Supervisor or the CCO for advice.

B.	General Description of Conflicts

While it is impossible to describe all conflicts that may arise, in general, conflicts will include various practices in which the Firm or any Personnel have a pecuniary or other interest in recommending or undertaking a transaction for a client. It is important to understand that a conflict does not require that the client suffer any actual harm. It also does not require that the improper interest in question be tangible or otherwise quantifiable or even certain. It is enough if the improper interest is, or could be viewed as, a motivating factor in the Firm or Personnel recommending or undertaking the transaction.

An improper interest may be economic, personal or otherwise. In the case of an economic interest, the interest may be a positive benefit or the avoidance, or minimization of, a negative economic result, e.g., the avoidance of an expense or a loss, or loss minimization.

Improper interests can include a wide variety of situations, including situations where:

•	The transaction allows the Firm or Personnel to generate fees or profits, or avoid losses or expenses, from another relationship as, for example, is the case with respect to the receipt of finder’s fees, outside commissions or bonuses;

•	The Firm or Personnel are directly interested in the transaction as, for example, is the case with respect to principal transactions;

•	The transaction benefits a third party in which the Firm or any Personnel has an ownership or other economic interest; or

•	The transaction provides a benefit to a third party, rather than to the Firm or any Personnel directly, for an improper purpose as, for example, one that:

•	involves any quid pro quo, e.g., where the benefit is returned to the Firm or Personnel in some manner;

•	is done to benefit a spouse or child or other person for personal reasons; or

•	is done to repay a favor or out of gratitude or for the purpose of obtaining or continuing to receive lavish gifts or entertainment.

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Without limiting the generality of the foregoing, all Personnel should avoid any investment, interest, association or other relationship that interferes, might interfere, or even might be perceived as interfering with the independent exercise by the individual of good judgment in the best interest of the Firm’s clients.

C.	Particular Conflicts

1.	Conflicts Related to the Provision of Disinterested and Impartial Advice or Undertaking a Transaction on Behalf of a Client

Any advice or recommendation, or transaction undertaken on behalf of a client, must be disinterested and impartial. An interest in a security or issuer, whether direct or indirect, or a relationship with an issuer, may support an inference that advice or a recommendation or the undertaking concerning such security or the securities of an issuer was not disinterested and impartial.

Accordingly, to minimize the possibility of such conflicts the Firm have adopted policies discussed elsewhere herein with respect to:

•	The investment activities of Firm Personnel (see Sections VII and VIII hereof);

•	The holding of any position (e.g., as a director or trustee) with an issuer or its affiliates (see Section IX hereof); or

•	Any present or proposed business relationship with an issuer or its affiliates (see Section IX hereof).

2.	Appropriation of Client Information for Personal Benefit

Firm Personnel may not trade or recommend trading in securities on the basis of client information, including information related to client positions, trades, or strategies. This means that trades and recommended trades by Personnel should always be based upon an investment assessment that is independent of any nonpublic client information.

3.	Selecting Suppliers and Service Providers

The acceptance of any compensation or other benefit from a supplier or service provider to the Firm, especially one involving expenses that are, directly or indirectly, borne by the Firm’s clients, may also be perceived as a conflict in that it may lead to a perception that the provider’s selection may not be in the clients’ best interest. Accordingly, the Firm’s use of any brokerage firm or other vendor or service provider may be subject to separate policies and procedures subjecting such use to a pre-approval process and other requirements for the purpose of minimizing the possibility of such conflicts. Moreover, Personnel may not accept compensation, whether in the form of cash or otherwise, for their own benefit from a service provider except in accordance with the provisions of this Code, which relate to receipt or payment of third party compensation and gifts and entertainment.

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V     CONFIDENTIALITY/PRIVACY

A.	General Statement of Policy — Confidentiality

All Firm Personnel have a duty to safeguard and treat as confidential all nonpublic information concerning the Firm, its clients, investors in Funds advised by the Firm, and all transactions in which the Firm or its clients are involved. This includes all information concerning a client’s financial circumstances and holdings, and advice furnished to the client. Moreover, employees may only use the Firm or client information within the scope of their employment and, accordingly, may not appropriate such information for their own use or benefit or the use or benefit of any third party.

B.	Sharing of Information Within the Firm

Firm Personnel should only share confidential client or proprietary information within the Firm with individuals that have a legitimate business need for knowing the particular information. In addition, Personnel should not share information in violation of any information barrier implemented by the Firm as a means of isolating certain kinds of sensitive information so that it is not available to Personnel that perform public functions, such as the making of recommendations or giving of advice with respect to trading. Employees should bring to the attention of the CCO any attempt by other Personnel to solicit or obtain client or proprietary information for which they do not have a legitimate business need.

Action Required to be Taken by all Firm Personnel: All Firm Personnel are required to bring to the attention of the CCO any attempt by other Personnel to solicit or obtain confidential client or proprietary information for which they do not have a legitimate business need.

C.	Sharing of Information Outside the Firm

Firm Personnel should not discuss or share confidential client or proprietary information with individuals outside the Firm, other than with parties that both have a legitimate need to know such information and have either provided a confidentially agreement that covers such information, which, in accordance with the Firm’s policies, has been reviewed and approved by the Firm, or are themselves under a separate duty to maintain the confidentiality of the information, such as, for example, the Firm’s outside counsel or accounting firm, or employees of regulated entities such as broker/dealers, clearing firms or transfer agents. When any doubt exists as to the need for a confidentially agreement, employees should contact the CCO.

D.	Reasonable Safeguards

Firm Personnel should use special care to limit the possibility of inadvertent disclosure of client or proprietary information. In particular, Personnel should:

•	Keep their desk and work areas clear of all confidential information when they are not present;.

•	Secure all laptops, mobile phones, iPads, and other such devices when unattended;

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•	Dispose of confidential documents by shredding them or placing them in confidential document waste bins or otherwise complying with proper document destruction procedures;

•	Keep sensitive information removed from the office out of public view;

•	Limit discussions of such information within the Firm to individuals who have a legitimate business need for knowing the particular information; and

•	Consider whether the use of a code name in place of an issuer’s name may be advisable.

Personnel should not:

•	Leave confidential information in the open, including in a conference room, once a meeting is over;

•	Discuss confidential information in places where it may be inadvertently overheard by unauthorized persons, such as in elevators, public transportation, restaurants or the like;

•	Discuss confidential information while using a speaker-phone that is turned up loud enough to be overhead by visitors or unauthorized Personnel; or

•	Discuss confidential information with individuals outside the Firm except in accordance with the policy set forth above.

E.	Reporting of Possible Confidentiality Breach

All Firm Personnel are required to promptly bring to the attention of the CCO any reasonable suspicion that an unauthorized person has obtained confidential information.

F.	Review and Investigation

The CCO shall be responsible for the review and investigation of any report of a possible confidentiality breach or of any improper attempt to solicit or obtain confidential client or proprietary information. The CCO shall also be responsible for reporting any substantiated, material breach to appropriate senior management within the Firm. The CCO shall also be responsible for appropriately documenting such review and investigation, the reporting thereof to senior management, and any responsive action taken as a result thereof.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all received reports of a possible confidentiality breach or of any improper attempt to solicit or obtain confidential client or proprietary information. The CCO shall document the CCO’s review and investigation thereof, the reporting of any substantiated material violations of the Code to appropriate senior management within the Firm and of any responsive action taken as a result thereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

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VI     PROHIBITION AGAINST INSIDER TRADING

A.	Firm Policy – Insider Trading

It is unlawful for any person to trade on one’s own behalf or on behalf of others, or to “tip” or recommend trading in securities on the basis of material nonpublic (i.e., inside) information concerning an issuer or to pass such information to others improperly. Violations of the foregoing can result in severe civil and criminal penalties for the individuals involved and can result in the imposition of significant penalties on the Firm.

The possession of material nonpublic information by any employee or other Personnel may be attributed to the Firm generally unless the information is effectively isolated by the use of information barriers so that it is not available to employees that perform public functions, including trading and the making of recommendations or giving of advice with respect to trading. A breach of the Firm’s information barriers so that nonpublic information is not confined to Personnel that do not perform public functions, can result in the Firm being required to suspend activities involving trading and the making of recommendations in whole or in part for some indefinite period of time in certain circumstances.

As a result, strict compliance with all applicable procedures that the Firm institutes to contain the flow of material nonpublic information is required of all Personnel. Moreover, and as described more fully below, Personnel that become aware of information that is, or maybe, nonpublic must promptly contact the CCO and otherwise comply with the requirements below. This obligation to contact the CCO applies not only to information that originates from outside the Firm but also applies to information originating with the Firm, i.e., when Firm Personnel are contacted by another employee for the purpose of communicating material nonpublic information as to which the employee was previously unaware

Upon being informed of any such matter, the CCO will, in accordance with the below, make a determination of whether informational barriers, trading (as a firm or for personal trades or both) or other restrictions or controls should be put in place to minimize any conflicts of interest that may result or lead to any improper use or dissemination of material nonpublic information by the Firm or its Personnel.

Personnel that have questions concerning the requirements of the policies set forth in this Section are required to consult with their Supervisor or the CCO.

Action Required to be Taken by all Firm Personnel: Any individual that comes into possession of information that is or may be nonpublic is required to immediately notify the CCO and comply with the requirements below.

B.	Recognizing Material nonpublic Information

1.	nonpublic Information

Typically, for purposes of the U.S. securities laws, information is considered “nonpublic” if the information has not been broadly disseminated to investors in the marketplace, such as by releasing the information over the news wires, disclosing it in public filings (e.g., Forms 10-K or 10-Q) or otherwise disseminating it in a manner that makes it fully available to investors and a reasonable time has elapsed to allow such dissemination.

2.	Materiality

Information is considered “material” if: (i) there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; or (ii) a reasonable investor would consider it as having significantly altered the total mix of information relating to the issuer’s securities. Generally, this includes any information the disclosure of which would have a meaningful effect on the price of an outstanding security.

Determining materiality is a fact-specific inquiry, requiring a careful assessment of the inferences a reasonable person would draw from a given set of facts. By way of guidance, the SEC has indicated the following as examples of the types of information or events that may be considered material:

•	Impending or potential mergers, acquisitions, tender offers, joint ventures, or changes in assets, such as a large disposal of the same;

•	Earnings or revenue information and changes in previously disclosed financial information;

•	Events regarding the issuer’s securities, e.g., advance knowledge of a ratings downgrade, defaults on securities, calls of securities for redemption, public or private sales of additional securities, stock splits or changes in dividends, repurchase plans or changes to the rights of security holders;

•	New products or discoveries, or developments regarding clients or suppliers (e.g., the acquisition or loss of a major contract);

•	Significant changes in control or management;

•	Changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s report;

•	Impending bankruptcies or receiverships;

•	Information relating to the market for an issuer’s securities, such as a large order to purchase or sell securities; and

•	Prepublication information regarding reports in the financial press.

Because assessments of materiality are necessarily highly fact specific, when in doubt Firm Personnel should err on the side of caution and treat the matter in question as material and bring such matter to the attention of the CCO for further consideration.

3.	Breach of Fiduciary Duty or Duty of Trust or Confidence

Generally, except in the case of tender offers (as described in the immediately following subparagraph), the legal prohibitions on the use of material nonpublic information are dependent upon such information being obtained in breach of a fiduciary duty or a duty of trust or confidence (or, directly or indirectly, from someone who has such a duty). Firm Personnel should assume that this standard has been met whenever information is obtained from a board member, officer or employee of a public company, from a person in a relationship of trust or confidence to a public company, e.g., the company’s counsel or accountants, any person that holds information relating to a public company under a confidentiality or non-disclosure agreement as well as officers and employees of such persons, e.g., suppliers and service providers to public companies, or whenever information is given to you in confidence (regardless of whether a formal confidentiality agreement exist). Nevertheless, even where information is obtained outside of a fiduciary relationship or relationship of trust or confidence, the use of material nonpublic information may still trigger regulatory investigations and reputational concerns. For this reason, as a general policy, the Firm prohibits obtaining any material nonpublic information by all Personnel, regardless of whether the information is obtained pursuant to a fiduciary duty or a duty of trust or confidence, except to the extent explicit written approval is obtained from the CCO.

(i)	Special Situations — Tender Offers

Rule 14e-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) specifically prohibits trading or “tipping,” e.g., providing information to third parties, while in the possession of material nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either – irrespective of whether the information was obtained in breach of a fiduciary duty or similar duty of trust and confidence. Personnel that become aware of nonpublic information relating to a tender offer must promptly contact the CCO and otherwise comply with the requirements below.

C.	Avoiding the Inadvertent Receipt and Misuse of Material nonpublic Information

Nonpublic information may come to the attention of Firm Personnel in a variety of ways. Personnel should be aware of the most likely situations so that they can either avoid being inadvertently “tainted” with such information, which as discussed above may impact their ability to perform their usual functions for the Firm as well as the Firm’s ability to engage in business as usual, or take such actions as are described below to minimize the impact such information may have on the Firm and the affected employee.

1.	Intentional Receipt of Material Non-public Information

All Firm Personnel that intend to receive any material non-public information related to a company with a class of publicly traded securities (whether domestic or foreign), must contact the CCO in advance of its receipt. The CCO will determine whether to receive the information and whether to implement informational barriers, trading restrictions and/or other procedures, as appropriate.

Action Required to be Taken by CCO: The CCO shall keep a written record of all notifications received regarding the intentional receipt of material nonpublic information and shall document the CCO’s review thereof and any responsive action taken as a result thereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

2.	Board Seats and Creditor Committees

Firm Personnel may sometimes be asked to sit or act as board members for an issuer of publicly held securities or serve on creditor committees related to publicly held securities. Any such arrangements must be pre-approved under the Firm’s outside business activities procedures and, in connection therewith, the CCO will make a determination of whether trading or other restrictions or controls should be put in place to minimize any conflicts of interest that may result therefrom or prevent the improper use or dissemination of material nonpublic information by the Firm or its employees and as is required to comply with any restrictions imposed by the issuer on its directors.

In addition, Board members of public issuers may also be exposed to material nonpublic information concerning other publicly-held companies that may have dealings with the company on whose board they sit. Personnel sitting on the board of a company or a creditor committee who receive material nonpublic information concerning other publicly held companies must immediately contact the CCO and otherwise comply with the requirements below.

Action Required to be Taken by Firm Personnel: Any individual that is considering acting as a board member for an issuer of publicly held securities must obtain the CCO’s pre-approval pursuant to Section IX A hereof.

Action Required to be Taken by CCO: The CCO shall keep a written record of all received notifications concerning any individual acting a board member of an issuer of publicly held securities and of any responsive action taken as a result thereof. In making any such determination, the CCO shall consider such matters from the perspective of both this Section as well as Section IX A hereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made or, if later, the end of the fiscal year in which any such approved board position ceases, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

D.	Required Steps to Take If Exposed to Material nonpublic Information

Personnel who believe they have been exposed to or may possess material nonpublic information should cease any further actions in any way related to such information or any issuer to which it relates and immediately take the following steps:

•	Contact the CCO;

•	Refrain from disclosing the information internally (other than with, or at the direction of, the CCO) or externally;

•	Refrain from recommending or purchasing or selling the subject securities or related securities (whether for a personal account or an account of a client) or otherwise attempting to take advantage of the information whether for one’s own benefit, that of the Firm, a client or any other person; and

•	Comply with any restrictions or controls that are put in place by the Firm in response to such exposure or possession.

Persons having permission to access material non-public information shall review such information in a private office. No material non-public information may be stored on any network drives to which others (other than the CCO or other approved personnel) have permission to access.

1.	Restrictions on Communication and Information Barriers

Individuals subject to information barriers are prohibited from discussing the information that gave rise to the information barrier except:

•	Among other individuals who are part of the same walled off group; or

•	With the Firm’s legal counsel, CCO or such other persons as the CCO shall specifically direct.

E.	Responsibilities of the CCO upon Receipt of Notification of Possible Receipt of Material, nonpublic Information/Imposition of Information Barriers

Upon the receipt of any notification with respect to the receipt by Personnel of possible material, nonpublic information, the CCO, in conjunction with legal counsel if deemed necessary, shall be responsible for making a determination of whether the information is material and nonpublic and whether any actions or precautions should be taken, including restricting the Firm’s activities in any way or placing an information barrier around the individual involved in such matter together with any other relevant individuals from the public portions of the Firm. The CCO shall also be responsible for appropriately documenting such review and determinations and any responsive action taken as a result thereof.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all received notifications concerning the possible receipt of material, nonpublic information and of any responsive action taken as a result thereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made or, if later, the end of the fiscal year in which such information was made public or no longer considered to be material, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

F.	Maintenance of Restricted and Watch Lists

The CCO is responsible for maintaining the Firm’s Restricted and Watch Lists. The Restricted List is generally disclosed to Firm Personnel and consists of a list of issuers in which Personnel are prohibited from trading, absent an exemption from such restriction. The Watch List is not generally disclosed to Personnel and consists of a list of issuers as to which a limited or select group of Personnel may be in possession of material nonpublic information or other sensitive information. The Watch List facilitates monitoring of trading in such issuer without “tipping” a wider group of Personnel as to the status of the issuer. As a general matter, the CCO shall be responsible for the determination to add or remove an issuer from either list.

Action Required to be Taken by the CCO: The CCO shall maintain the Firm’s Restricted and Watch Lists and shall keep a written record of all changes thereto, which shall also document the reason for such change. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such change was made or, if later, the end of the fiscal year in which any security was removed from the Firm’s Restricted or Watch Lists, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

VII    REPORTING OF ACCOUNTS AND TRANSACTIONS INVOLVING
SECURITIES AND OTHER FINANCIAL PRODUCTS

A.	General Statement of Firm’s Policy With Respect to Accounts and Notification

As provided further below, all Firm Personnel are required to provide timely notices to the Firm with respect to outside accounts for a Covered Person or Immediate Family Member, each as hereinafter defined, for the purchase, holding or disposition of any financial product, e.g., a security, future, commodity, or any derivative thereon, provided that no individual shall be required to provide a notice with respect to an account of an Immediate Family Member to the extent the individual has provided the Firm a written certificate to the effect that such individual has no direct or indirect influence or control over such account.

The term “Covered Person” shall mean any account, unless otherwise exempted by the CCO, that is beneficially owned by (i) an individual who is subject to these procedures; (ii) such individual’s spouse or domestic partner; (iii) such individual’s child or a child of the individual’s spouse or domestic partner, provided, in each case, the child resides in the same household with, or is financially dependent upon, the individual; and (iv) any account as to which the individual has discretionary authority or direct influence or control, including any account for which an individual acts as trustee, executor or custodian, but excluding any account for a Firm client to the extent the discretion is exercised on behalf of the Firm.

The term “Immediate Family Member” shall mean, any grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, brother-in-law, or sister-in-law, but only to the extent such family member shares a household with the individual.

B.	Initial and Annual Holdings Notifications Report

All Firm Personal are required to submit to the CCO a Holdings Notification Report, as hereinafter described, with respect to each outside account for a Covered Person or Immediate Family Member (collectively, a “Covered Account”) within 10 days of first becoming subjected to the requirements of this Code and, annually thereafter, within 45 days following January 1st of each year. A Holdings Notification Report shall be provided using a copy of the form (or its substantial equivalent) attached hereto as Exhibit VII B, shall be current as of January 1st or in the case of an initial Holding Notification a date no more than 45 days prior to the date of submission, and shall include the following information:

•	The title, number of shares and principal amount of each security or financial product, other than an Excluded Product, as hereinafter defined, in which the individual has any direct or indirect beneficial ownership;

•	The name of any broker, dealer, bank or other party through whom an account is held for the direct or indirect benefit of the individual; and

•	The date of the Holding Notifications Report.

Action Required to be Taken by Firm Personnel: Firm Personnel are required to provide a Holdings Notification Report to the CCO within ten days of first being subject to the requirements of this Code and, annually thereafter, within 45 days following January 1st of each year.

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For purposes hereof, the term “Excluded Products” means the following:

•	Direct obligations of the government of the United States (Note: this does not include obligations of any state, including obligations of any municipality or state agency);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares in open-end investment companies (Note: this does not include open-end investment companies that are advised or sub-advised by the Firm or any affiliate);

•	Exchange traded funds (“ETFs”);

•	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by the Firm or any affiliate;

•	Nonfinancial commodities (e.g., pork belly contracts); and

•	Investments in 529 plans not managed, distributed, marketed or underwritten by the Firm or any of its affiliates.[2]

C.	Disclosure and Furnishing of Quarterly Transaction Reports Regarding Financial Products

No later than thirty days after the end of each calendar quarter, all Personnel must provide the CCO with a Quarterly Holdings Notification Report, as hereinafter described, for all transactions during the covered quarter relating to any Covered Person or Immediate Family Member for the purchase, holding or disposition of any financial product, provided no Quarterly Holdings Notification Report need be submitted if it would duplicate information contained in broker trade confirmations or account statements that have been provided to the Firm no later than 30 days after the end of the applicable calendar quarter. A Quarterly Holdings Notification Report shall be provided using a copy of the form (or its substantial equivalent) attached hereto as Exhibit VII C. A Quarterly Holdings Notification Report shall be current as of the end of the quarter to which the report relates and, with respect to all transactions, other than “Excluded Transactions”, as hereinafter defined, shall include the following information:

•	The date of the transaction, the type of product and, as applicable, the exchange ticker symbol or CUSIP, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security or financial product involved;

2 See SEC no-action letter, WilmerHale, July 28, 2010.

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•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security or financial product at which the transaction was effected;

•	The name of the broker, dealer, bank or other party with or through which the transaction was effected; and

•	The date of the report’s submission.

In the event any account in which financial products were held for any Covered Person or Immediate Family Member was established during the covered quarter, the Quarterly Holdings Notification Report shall also include the following information:

•	The name of the broker, dealer, bank, or other party with or through which the account was established;

•	The date that the account was established; and

•	The date of the report’s submission.

Action Required to be Taken by Firm Personnel: Firm Personnel are required to provide a Quarterly Holdings Notification Report to the CCO within thirty days of the end of each calendar quarter.

For purposes hereof, the term “Excluded Transaction” means any of the following:

•	A transaction involving an Excluded Product or a “NON-VOLITIONAL Transaction,” as hereinafter defined;

•	A transaction as to which all of the information required to be reported is contained in a broker trade confirmation or account statement that has been previously provided to the Firm; or

•	A transaction pursuant to an “Automatic Investment Plan,” which, in accordance with Investment Company Act Rule 17j-1(a)(11), means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation and which includes a dividend reinvestment plan.

For purposes hereof, the term “NON-VOLITIONAL Transaction” means any transaction effected for any account over which the applicable Personnel had no direct or indirect influence or control, including transactions such as demutualization, stock splits, stock from mergers or spin-offs, automatic tender offers or stock dividends.

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Securities held in a discretionary account over which the Covered Person (or their Immediate Family Member) has no direct or indirect influence or control generally are not subject to the pre-clearance or reporting requirements, provided, however, that the CCO is able to confirm:

•	The nature of relationship between the investment adviser/manager and the Covered Person or Immediate Family Member;

•	That both the Covered Person or Immediate Family Member and, if possible, the investment adviser/manager provide certification to the CCO confirming that the Covered Person or Immediate Family Member has no direct or indirect influence or control over the trading in the account; and

•	That the Covered Person or Immediate Family Member provided clear and direct instructions to the investment adviser/manager regarding the Firm’s personal trading policies.

The CCO reserves the right to sample excepted accounts for transactions that would have been prohibited absent a reporting exception. Further, the CCO will annually require certification from the Access Person that he or she did not exert any direct or indirect influence or control over the trading in the Access Person’s managed account(s).

D.	Miscellaneous Provisions

Notwithstanding the foregoing, the Firm reserves the right to:

•	Limit the particular firms at which financial accounts may be opened and carried, provided that the CCO may grant exceptions to such policy in the case of hardship or for other good cause;

•	Condition use of a particular broker or other firm that carries any financial account on such firm agreeing to provide copies of account statements and confirmations to the Firm; and

•	Require such additional information regarding any holding of, or transactions in, financial products as the CCO shall require.

E.	Timely Receipt and Review of Reports By CCO

The CCO or a designee shall be responsible for confirming the timely receipt of all required Holdings Notification Reports and Quarterly Reports and the review, on a regular basis, of any Holdings Notification Reports and Quarterly Transaction Reports received by the Firm. The CCO shall maintain copies of such Reports together with documents reflecting the CCO’s review thereof and of any responsive action taken as a result thereof and shall maintain such Reports and documents for a minimum of five years from the end of the fiscal year in which such Report was received, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

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VIII    INVESTMENT ACTIVITIES

A.	Overview

The Firm imposes a number of restrictions on trading and investment activities by Firm Personnel. These restrictions are designed to assist the Firm in complying with applicable legal and regulatory requirements; to help avoid conflicts of interest, including apparent conflicts; and ultimately, to protect the Firm’s reputation.

B.	Provisions of General Applicability

1.	Prohibition on Doing Indirectly What Cannot Be Done Directly

Firm Personnel are expected to comply with both the letter and the spirit of the restrictions and prohibitions set forth in this Code. Accordingly, to the extent any transaction would put an individual in an economic position that would be substantially equivalent to a prohibited or restricted transaction, such transaction is similarly prohibited or restricted. By way of illustration, where a long position in an underlying equity would be prohibited, it would be prohibited for an individual to establish a derivative or synthetic position that achieves similar economics.

2.	When in Doubt

When in doubt as to the applicability of these restrictions and prohibitions to any transaction, Personnel should either refrain from entering into the transaction or discuss the matter with their Supervisor or the CCO.

3.	Breaking Trades

As all or part of a sanction imposed, the Firm may require that Personnel break or unwind any transaction entered into by any Personnel in violation of these provisions. In such case, the Firm shall not have any obligation to reimburse the individual for any loss suffered as a result thereof and any realized profits shall be disgorged and provided to a charitable organization chosen by the Firm.

4.	Hardship

The CCO may grant exceptions to certain restrictions or prohibitions set forth herein in the case of hardship or for other good cause, provided that any such exemption shall be documented and otherwise in compliance with any applicable legal requirements.

C.	Prohibitions and pre-approval Requirements of General Applicability

1.	Prohibited Transactions

nonpublic Information. All Firm Personnel are strictly prohibited from trading or participating in any investment activity, including without limitation the making of any recommendation, whether on their own behalf or on behalf of a client of the Firm or other third party, on the basis of material nonpublic information or nonpublic client information, including client securities information.

VIII-1

Manipulative Conduct. Personnel are strictly prohibited from engaging in any trading or investment activity that constitutes manipulative conduct. This would include trades that do not have a bona fide purpose, e.g., that are done to influence market price or convey a false appearance of price movement or volume.

Fraud. Personnel are strictly prohibited from participating in any investment activity that is known to any such individual to involve fraudulent activities such as forgery, non-disclosure or misstatement of material facts or the taking of any action that is meant to conceal or misrepresent the actual facts of a matter. This would include, for example, knowingly backdating a document or recording a trade as occurring at an incorrect time.

Restricted List. Absent an exception specifically granted by the CCO, Personnel are prohibited from trading or participating in any investment activity in any security on the Firm’s Restricted List.

Uncovered Short Trade. Personnel are prohibited from entering into an uncovered short trade. Uncovered Option. Personnel are prohibited from writing an uncovered option.

2.	Transactions Requiring pre-approval

All Covered Persons are prohibited from engaging in any Restricted Transaction (as defined below) without first obtaining prior approval by the CCO unless exempted from these requirements in accordance with the provisions of Section I. In considering any such trade, Personnel should understand that the CCO will be under no obligation to respond to any request for approval within any stated time and once any such matter is considered may withhold approval for any reason or for no reason at all and, in any event, will withhold approval where it is determined that any such transaction may be legally uncertain, may give the appearance of a conflict of interest, or may expose the Firm to reputational risk, risk of regulatory inquiry or other harm, no matter how remote. Pre-approval shall be obtained using the form provided as Exhibit VIII C (or via similar email request, in the judgment of the CCO).

For purposes hereof, a Restricted Transaction shall mean:

•	Acquiring ownership, directly or indirectly, in any security issued in an initial public offering or a limited offering or private placement (each as defined below), including any interest in a hedge fund;

•	Transfers of interest in private placements sponsored by the Firm, other than transfers for estate planning purposes or that are court mandated; and

•	Transactions involving securities issued by a client of the Firm.

Requests for approval must be submitted directly to the CCO. When considering approval of any request, the CCO will take into consideration whether the investment opportunity is one that should have been reserved for clients and whether the opportunity is being offered by virtue of the individual’s position with the Firm. (i) Initial Public Offering Defined

VIII-2

For purposes of the foregoing, the term “initial public offering” shall mean an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(ii) Limited Offering and Private Placement Defined

For purposes of the foregoing, the terms “limited offering” or “private placement” shall each mean an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), which provides an exemption for transactions by an issuer not involving any public offering, or Section 4(6), which involve offers or sales by an issuer solely to one or more accredited investors, or pursuant to Rule 504, Rule 505, or Rule 506 of Regulation D, which allow offerings for a limited dollar amount and/or to a limited number of investors.

Action Required to be Taken by Firm Personnel: All Firm Personnel are responsible for obtaining pre-approval of all Restricted Transactions.

3.	Requirements Relating to pre-approval

Pre-approval requests must be made directly to the CCO. Individuals that make a pre-approval request may be required to supply certain key information and to make certain certifications, such as that they have no knowledge that the financial product is under active consideration for purchase or sale by the Firm for their clients. Pre-approval shall be obtained using the form provided as Exhibit VIII C (or via similar email request, in the judgment of the CCO).

Any transaction as to which pre-approval has been obtained must be completed within the two business days following the day pre-approval is obtained. Transactions, or portions thereof, not completed within these times constraints must be immediately canceled and, thereafter, may only be completed following the obtaining of a new pre-approval. The CCO may waive the two-day requirement in the CCO’s sole judgment.

Limit orders, once approved, are not subject to further pre-approval, unless the limit or other factors is changed.

NOTE: Post-approval is not permitted. Any trade completed before pre-approval is obtained or after the approval window has terminated may be broken or unwound as provided at Section VIII. B. 4 and may result in disciplinary action.

(i) Pre-approval is not required for the following types of transactions:

•	Purchase or sales involving an Excluded Product;

•	Purchase or sales pursuant to an automated investment plan;

•	Assignment of options or exercise of an option at expiration; or

•	Purchase or sales of shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by an Adviser or any affiliate.

VIII-3

(ii) De minimis exception

Pre-approval is not required for any trade of (i) any equity security that results in an aggregate beneficial ownership of 1,000 shares or $50,000, whichever is less in dollar terms; or (ii) any debt security that results in an aggregate beneficial ownership of debt having a market value of $50,000, except for trades involving:

•	An initial public offering (“IPO”);

•	A limited offering or private placement, including any interest in a hedge fund;

•	Any transactions involving securities issued by a client of the Firm; or

•	Any transaction involving a security for which pre-approval has been denied within the past fifteen days.

D.	CCO Review of Reports

The CCO is required to maintain copies of any pre-approval requests together with documents reflecting the CCO’s review thereof and shall maintain such documents for a minimum of five years from the end of the fiscal year in which such request was received, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

VIII-4

IX     OUTSIDE BUSINESS ACTIVITIES

A.	General Policy

It is the policy of the Firm to require all Firm Personnel to obtain written pre-approval from the CCO before accepting any outside employment or compensation, e.g., other than with the Firm or any affiliate thereof. This includes engaging in any business activity other than a passive investment and would include being an officer, director, limited or general partner, member of a limited liability company, employee or consultant.

Firm Personnel that are registered representatives of a broker/dealer also must request written pre-approval from that broker/dealer before accepting any outside employment or compensation, or outside directorship.

1.	NON-PROFIT Entities

The foregoing requirement does not apply to service by Personnel, other than investment advisory services, on an uncompensated basis as an officer or director of a charitable, professional, civic or non-profit entity, provided such entity is not a Firm client and has no business relationship with the Firm.

2.	Directorships and Creditor Committees

Firm Personnel may not accept invitations to serve on the board of directors/trustees of any issuer entity or as a member of a creditor committee without the CCO’s written pre-approval.

3.	Fiduciary Appointments

Firm Personnel may not accept appointment as (i) a fiduciary, including as an executor, trustee, guardian, or conservator, or (ii) a consultant in connection with fiduciary or active money management matters, without the written pre-approval from the CCO. The foregoing prohibition does not apply to appointments involving estates of family members.

4.	Documentation and Approval

Any request for pre-approval should be provided on Exhibit IX B. The CCO is responsible for documenting all applications received and any approvals given, the terms thereof, and the notice given with respect thereto.

Action Required to be Taken by all Firm Personnel: Before accepting any outside employment or compensation or outside directorship, all Firm Personnel are responsible for obtaining written pre-approval of all outside business activities from the CCO.

Action Required to be Taken by the CCO: The CCO is responsible for reviewing all applications for outside business activities and documenting any applications submitted and all approvals given, the terms thereof, and the notice given with respect thereto. The CCO is also responsible for the Firm’s maintenance of such documentation. Such documentation shall be maintained during any period the individual is engaged in any approved activity (the “engagement period”) plus a minimum of five years from the end of the fiscal year in which any approved engagement terminated or five years from the end of the fiscal year in which such application was rejected. During any engagement period and for a minimum of two years after the end of the fiscal year in which such engagement period terminated or such application was rejected, such document shall be retained in an appropriate office of the Firm and, thereafter, in an easily accessible place.

IX-1

B.	Receipt of Payment of Third Party Compensation

Except with the written pre-approval of the CCO, Personnel are not allowed to accept compensation for their own benefit from, or pay to, a third party regardless of whether the compensation is in the form of cash or non-cash compensation. All commission and other payments must be paid to, or by, the Firm and cannot be paid directly to, or by, an employee.

C.	Annual Attestation

Personnel will be required to attest annually to their continued compliance with the foregoing requirements.

Action Required to be Taken by all Firm Personnel: Upon joining the Firm, employees are expected to fully disclose to the Firm, to the best of such employee’s knowledge, all non-Firm business activities, as well as any other activities, circumstances or events under which an employee and the employee’s Immediate Family Members have or may have a conflict of interest with the Firm. Further, employees have an ongoing obligation to notify the CCO of all such activity that may arise from and after joining the Firm and are responsible for attesting annually to their continued compliance with provisions of this Section.

Action Required to be Taken by the CCO: The CCO is responsible for confirming the receipt of annual confirmations from all Firm Personnel. The CCO is also responsible for the Firm’s maintenance of such documentation. Such documentation shall be maintained for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained for the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

IX-2

X    GIFTS AND GRATUITIES AND CHARITABLE AND POLITICAL ACTIVITIES

Giving, receiving or soliciting a gift in a business setting, sponsoring lavish client entertainment or soliciting or making charitable or political contributions may create an appearance of impropriety or may raise a potential conflict of interest. In order to minimize these concerns, the Firm has adopted the following limitations on soliciting, receiving or giving gifts or soliciting or making political contributions.

Firm Personnel that are registered representatives of a broker/dealer also must comply with the broker/dealer’s applicable policies.

A.	Gifts and Gratuities

1.	Solicitations of Gifts

Except as otherwise provided at Subsection 2 below, Personnel are prohibited from soliciting, directly or indirectly, any item of value (a “Gift”), e.g., gifts, loans, favors, or lavish entertainment from any individual employed by any entity with which the Firm has, or hopes to have, a business or client relationship (a “Covered Individual”).

2.	Receipt of Gifts and Entertainment

(i)	General Exclusion

Firm Personnel may accept Gifts from any individual if the individual giving the Gift is related to the recipient by blood or marriage or is a close personal friend and the gift is consistent with such relationship and is not given for a business purpose.

(ii)	Unsolicited Gifts

Firm Personnel may accept unsolicited Gifts from Covered Individuals, provided such Gift falls within one of the following exceptions:

•	The gift has a value of less than $100 and is consistent with customary business practices;

•	The gift is perishable and the recipient shares it generally with co-workers at the Firm; or

•	Acceptance of the gift is approved in writing by the CCO.

(iii)	Unsolicited Entertainment

Firm Personnel may accept unsolicited entertainment from Covered Individuals, provided (i) such entertainment is consistent with customary business practices and the host is in attendance; (ii) the entertainment is being provided to attendees or participants at a meeting sponsored by the host without Personnel being singled out, or (iii) the entertainment is approved in writing by the CCO.

3.	Giving of Gifts and Entertainment

Firm Personnel are required to obtain the written approval of the CCO prior to giving any Gift, other than “reasonable entertainment costs” (as described below), to any Covered Individual, other than a Covered Individual covered by the general exclusion above, or other person covered by any of the provisions below.

(i)	Permitted Entertainment

Supervisors control decisions regarding permitted entertainment. Receipts from such entertainment shall set forth the date, parties in attendance and their employers, the entertainment provided, the business purpose therefore, and include an itemized list of the costs associated therewith. To be considered reasonable entertainment, both the host and the guest must attend the entertainment together. Moreover, any entertainment shall be appropriate for business entertainment such as, for example, sporting, civic or cultural events, and meals.

(ii)	Special Treatment Regarding Foreign Officials, Regulators and Pension Plans

Firm Personnel may not give any Gift or other thing of value, including entertainment, reasonable or otherwise, to any representative of a governmental, regulatory or self-regulatory organization, pension plans or any foreign official without the written pre-approval of the CCO. The foregoing restriction shall not include the offering of coffee, tea, a soda or the like, or of a snack or light refreshment to a representative attending a meeting at the Firm, any food or drink that is offered generally to other attendees or participants at a meeting sponsored by the Firm, or other offerings of similar character and intent.

(iii)	Special Treatment Regarding Unions and Union Officials

Special reporting rules apply when officers of the Firm furnish gifts or entertainment to labor unions or union officials and, accordingly, Personnel may not give anything of value, including entertainment, reasonable or otherwise, to any union or union representative, including a union pension fund trustee, without the written pre-approval of the CCO. These special rules are independent of, and in addition to, any approval procedures otherwise applicable under this Code.

(iv)	Requirements of Clients and Other Third Parties

Personnel shall not provide a gift or entertainment to a client, potential client or other third party in violation of any policy established by such client, potential client or other third party.

(v)	Charitable Donations

Nothing within this Code shall be construed to prevent personal or corporate charitable contributions to qualified Internal Revenue Code Section 501(c)(3) organizations for which the Firm does not act as investment manager.

Proposed charitable contributions by Firm Personnel or the Firm to qualified Internal Revenue Code Section 501(c)(3) organizations for which the Firm acts as investment manager should be discussed with the CCO and the applicable Firm’s GC or CCO prior to making the charitable contribution.

Personnel wishing to make personal charitable contributions to organizations outside the United States should consult with the CCO before doing so.

4.	General Prohibition on Contributions to Obtain Business

Both the Firm and Firm Personnel are prohibited from making or soliciting charitable contributions for the purpose of obtaining or retaining adviser contracts with any person associated with such charity.

5.	Notice and Approval Process

All requests by Firm Personnel with respect to the approval of a Gift or any entertainment, other than permitted reasonable entertainment costs, shall be in writing and provided to the CCO.

6.	Responsibilities of the CCO

The CCO is responsible for the review and approval of all Gift request. The CCO is also responsible for the Firm’s maintenance of such documentation, which shall be maintained for a minimum of five years from the end of the fiscal year in which the request was made, such document shall be retained in an appropriate office of the Firm and, thereafter, in an easily accessible place.

B.	Political Contributions

Rule 206(4)-5 under the Advisers Act limits the dollar amount of contributions that may be made by an adviser or its personnel to state or local officials or parties that can influence the investments of state funds, including pension plans. Violations of the limits carry a two-year ban on managing money for pension plans controlled by the official or any personnel the official may appoint. The contribution limit for state and local elections in which Firm Personnel may vote is $350, the limit for state and local elections in which Firm Personnel may not vote is $150. It is important to note that items other than cash contributions (things like gifts for example) can trigger violations of this rule. Anything given to a state or local official that is of value must be carefully considered for compliance with this rule. Additionally, Firm Personnel should remember that national elections are generally not covered as a part of the rule as long as the individual running for federal office does not presently hold a state or local position.

In the U.S., both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, the Firm has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

This policy regarding activities and political contributions applies to the Firm and all Personnel, both directly and indirectly. Failure to comply with these rules could result in civil or criminal penalties for the Firm and the individuals involved.

These policies are intended solely to comply with applicable laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

1.	General Prohibition on Contributions to Obtain Business

Both the Firm and Firm Personnel are prohibited from making or soliciting political contributions for the purpose of obtaining or retaining adviser contracts with government entities. For purposes hereof, the term political contribution includes contributions to a current office holder, candidate, political party, or party or political committees (including committees supporting or opposing ballot initiatives, e.g., referendum). This also includes political contributions to federal officials running for state or local office as well as state and local officials running for federal office. Additionally, it is the Firm’s policy that Personnel generally are prohibited from making political contributions to a candidate or official that serves or is seeking to serve on the governing board of any of the Firm’s clients. Exceptions to this provision of the Code only can be granted by a combination of any two of the following persons (“Approving Officers”): the Firm’s co-CEO, GC or CCO (in other words at least two approvals are required).

2.	Prohibition and Restrictions on Contributions by the Firm

Federal law prohibits political contributions by the Firm or in its name in support of candidates for federal office. Accordingly, such contributions are prohibited. Because restrictions may also apply with respect to contributions to state and local officials, no such contributions may be made by the Firm or in its names except to the extent the same is first approved in writing by the CCO.

3.	Contributions by Firm Personnel

DESPITE THE DE MINIMIS EXCEPTIONS ABOVE, FIRM PERSONNEL MUST RECEIVE PRE-APPROVAL FOR ANY STATE AND LOCAL POLITICAL CONTRIBUTIONS AND MUST REPORT ANY AND ALL POLITICAL CONTRIBUTIONS OR PAYMENTS OF ANY AMOUNT TO THE CCO.

Under Rule 206(4)-5(b)(2), the Firm must “look back” at the political contributions for covered Personnel for either the past two years, if such individual solicits investors or clients on behalf of the Firm, or the past six months, otherwise. These contributions are attributable to the Firm and may help determine whether a two-year “time out” period is required before providing advisory services for compensation to that respective government entity. However, the Rule does allow a return contribution exception if: (i) the investment adviser discovered the contribution which resulted in the prohibition within four months of the date of such contribution; (ii) such contribution must not have exceeded $350; and (iii) the contributor must obtain a return of the contribution within 60 calendar days of the date of discovery of such contribution by the investment adviser.

(i)	Restrictions on Foreign Nationals

Political contributions, expenditures and disbursements, whether directly or indirectly, to U.S. candidates by persons who are not U.S. citizens or permanent resident aliens are prohibited by law. Accordingly, Personnel who are not U.S. citizens or permanent resident aliens are prohibited from making political contributions, expenditures or disbursements with respect to U.S. candidates.

(ii)	Restrictions on Reimbursement of Contributions by Others

Personnel (and the Firm) are prohibited from reimbursing others for political contributions.

4.	Solicitations of Political Contributions by Firm Personnel

In soliciting political contributions, Personnel must avoid any confusion that suggests, in any way, that the Firm has approved, supports or is otherwise involved in the solicitation. Without limitation, Personnel involved in soliciting political contributions must not:

•	Use the address or name of the Firm; and

•	In soliciting other Personnel must clearly state that the contribution is entirely voluntary on the part of the person being solicited.

5.	Prohibition on Use of Paid Third Party Solicitors for Government Entity Advisory Business

Personnel of the Firm shall not engage third parties to solicit government entities for advisory business unless such third parties are certain registered broker/dealers or registered investment advisers. Only the Approving Officers may authorize use of a third party (which must be a registered broker/dealer or registered investment adviser subject to rules prohibiting “pay to play” practices) to solicit government entities for advisory business. Prior to the Approving Officers granting such approval, the Firm shall adopt appropriate policies and procedures to monitor and oversee such activities.

6.	Use of Firm’s Facilities for Political Purposes

The Firm’s facilities may only be used for political purposes to the extent the same is first approved in writing by the Approving Officers.

7.	Use of Firm’s Name and Address of the Firm

No use of the Firm’s names or addresses may be used in connection with explicit political activities unless required by law or permission has been first obtained in writing from the Approving Officers. This includes listing of the Firm’s name in biographical or professional descriptions that are published in connection with the identification of one or more contributors to a campaign.

C.	Foreign Corrupt Practices Act (“FCPA”)

1.	Discussion

The purpose of this section of the Code is to address compliance with all applicable anti-bribery laws and to prevent Firm Personnel from offering, promising, paying or providing, or authorizing the promising, paying or providing of any amount of money or anything of value to a Public Official or Private Sector Counterparty Representative (each, as defined below) for the purpose of improperly obtaining, directing or retaining business or securing an improper advantage for the Firm.

“Public Official” includes a “Foreign Official” as defined under the Foreign Corrupt Practices Act of 1977, as amended, (“FCPA”). U.S. government officials are Public Officials. The definition of “Public Official” includes any person who is employed full or part-time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. This would include, for example, employees of sovereign wealth funds, government sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored university endowments. For FCPA purposes only, “Public Official,” also includes political party officials and candidates for political office. For example, a campaign contribution is the equivalent of a payment to a Public Official under the FCPA. In certain cases, providing a payment or thing of value to a person actually known to be an immediate family member of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly. Under the FCPA, the employees of public international organizations, such as the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States, are considered Public Officials.

A “Private Sector Counterparty Representative” is an owner, employee or representative of a private entity, such as a partnership or corporation, with which the Firm is conducting or seeking to conduct business.

The FCPA in pertinent part, makes it illegal to make any payment or provide anything of value, or make any offer or promise, directly or indirectly, to a foreign government official, political party or candidate, for the purpose of influencing his or her official actions or securing any improper advantage, or inducing such foreign official to use his or her influence with a foreign government to affect or influence any act or decision of such government in order to assist the Firm in obtaining or retaining business for or with, or directing business to, any person. The statute further prohibits payments or gifts of anything of value to any person while “knowing” that such payment or gift will be given to a foreign official for a business purpose.

The Firm’s policy is to prohibit Personnel from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through third parties) of any amount of money or anything of value (colloquially termed a “bribe”) to any domestic or foreign Public Official, including a person actually known to be an immediate family member of a Public Official and a former Public Official, in order to improperly influence or reward any official action or decision by such person for the Firm’s benefit. Neither funds from the Firm nor funds from any other source may be used to make any such payment or gift on behalf of or for the Firm’s benefit.

Additionally, Firm policy provides that Firm Personnel are prohibited from offering, promising, paying or providing, or authorizing the promising, paying or providing of (in each case, directly or indirectly, including through third parties) a bribe to a Private Sector Counterparty Representative in order to induce or reward that person’s improper performance of his or her functions or activities.

Generally, offering or authorizing a bribe will trigger liability under the FCPA. There is no minimum threshold – any amount offered or authorized for the purposes described in the paragraphs above creates potential liability under the FCPA.

Such activities are prohibited by the Firm. Note, too, that authorizing or tacitly approving of such activities by third parties on behalf of the Firm also could create liability.

XI     CLIENT COMPLAINTS AND INDICATIONS OF INAPPROPRIATE CONDUCT

General Statement of Policy

All Firm Personnel are required to promptly bring to the CCO any communication received, whether verbal, electronic, e.g., email, text message, instant messenger (e.g., “chat”), or fax, hard copy, or otherwise, that contains (or appears to contain) any form of complaint about impermissible or inappropriate conduct of the Firm. Similarly, and in accordance with Section VI hereof, Personnel should also bring to the attention of the CCO, any communication received that contains a nonpublic or confidential information about a security or issuer that is inappropriate for receipt by the employee. Employees should bring to the CCO’s attention the receipt of any other information that may reasonably be of concern (e.g., possible illegal activities, allegations of misconduct on the part of any employee, allegations of mistreatment of any client).

Review and Investigation

The CCO shall be responsible for the prompt review and investigation of any matters brought to the CCO’s attention pursuant to this Section. The CCO shall also be responsible for reporting any material matters to appropriate senior management within the Firm. The CCO shall also be responsible for appropriately documenting such review and investigation, the reporting thereof to senior management and any responsive action taken as a result thereof.

Action Required to be Taken by the CCO: The CCO shall keep a written record of all matters brought to the CCO’s attention pursuant to this Section and shall document the CCO’s prompt review and investigation thereof, the reporting of any substantiated material violations of the Code to appropriate senior management within the Firm and of any responsive action taken as a result thereof. The CCO shall maintain such documentation for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained tor the first two years in an appropriate office of the Firm and, thereafter, in an easily accessible place.

XI-7

XII       RESPONSIBILITY TO UPDATE PERSONAL INFORMATION

A.	Information Updates

Firm Personnel are responsible for providing all requested information at the time of their employment by the Firm. Thereafter, Firm Personnel must cooperate fully in supplying such information as is necessary to bring regulatory filings and Firm records up to date and into complete accuracy or as the Firm may otherwise request. Without limiting the foregoing, Firm Personnel are responsible for promptly notifying the CCO:

•	Of any material changes to the information provided on Exhibit XIII B attached hereto;

•	Of the occurrence of any matter involving you as is set forth at Section 203(e) of the Advisers Act or at Item 11 of Form ADV or, if you are registered, at Item 14 of Form U4;

•	If any information that you previously provided to the Firm or to a regulatory body, including, information on your U4, was, at the time of filing false or misleading or omitted to state material fact required to be stated therein, whether, in each case, intentionally or not, or has since become false or misleading or incomplete in any way;

•	If your name or address changes;

•	If you are or become the subject of:

o	a written complaint involving investment-related activities or allegations of theft or misappropriation of funds or securities or of forgery;

o	any claim for damages by a client; or

•	a disciplinary action or administrative, civil or criminal or other proceeding by any governmental agency, self-regulatory organization ("SRO") or business or professional organization (whether, in each case, domestic or foreign), including an action or proceeding that seeks to deny, bar, suspend, or revoke the employee's ability, whether permanently or temporarily, to act in, or in association with, an investment-related business or otherwise significantly limit your investment-related activities or to act as an attorney, accountant, or federal contractor or in any other professional capacity; •If you are a director, controlling stockholder, partner, officer, or sole proprietor of, or an associated person with, a broker, dealer, investment company, investment adviser, underwriter, insurance company or other investment-related company that was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or is associated in such a capacity with a bank, trust company or any other organization, financial or otherwise, that was charged or convicted of, or pleaded no contest to, any felony or misdemeanor;

XII-1

•	A defendant or respondent in any investment-related or securities or commodities-related civil litigation or arbitration; or

•	If you have:

o	made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition;

o	had a bonding company deny, pay out, or revoke a bond covering you;

o	any unsatisfied judgments or liens; or

o	exercised control over an organization that has made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition.

Action Required to be Taken by all Firm Personnel: All Firm Personnel are required to promptly notifying the CCO with respect to any of the foregoing information.

B.	Cooperation with Firm Reporting

Firm Personnel must cooperate fully in supplying such information as is necessary to bring regulatory filings and Firm records up to date and into complete accuracy or as the Firm may otherwise request.

C.	Updated Information

Upon receipt of any updated information from Firm Personnel, the CCO shall make a determination of whether the facts disclosed are indicative of the individual that provided the notice being subject to a statutory disqualification or a disclosure item, whether any filing is necessary in connection with the Firm or the individual, and the need for any heightened supervision of the individual. The CCO shall maintain copies of such notices together with documentation of his or her review with respect thereto.

Action Required to be taken by the CCO: The CCO shall keep a written record of all received reports from Firm Personnel made under this section. Upon receipt of such a report, the CCO shall make a determination of whether any action needs to be taken with respect thereto. The CCO shall responsible for appropriately documenting such determination. The CCO shall be responsible for such documentation being maintained for a minimum of five years from the end of the fiscal year in which such document was made, such document to be retained for the first two years in an appropriate office of the Firm ad, thereafter, in an easily accessible place.

XII-2

XIII    ADMINISTRATION AND ENFORCEMENT OF THIS CODE

A.	Training and Education

The CCO is responsible for training and educating Firm Personnel regarding this Code. Such training will occur periodically and all Personnel are required to attend training sessions deemed mandatory by the CCO.

B.	Annual Attestations

The CCO shall be responsible for obtaining an annual attestation and disclosure from all Firm Personnel on Exhibit XIII B or (or its equivalent as determined in the judgment of the CCO).

C.	Fund Board Approval

Rule 17j-1 under the 1940 Act requires the Firm to have this Code approved by each Fund’s board of trustees (“Fund Board”). Any material amendments to this Code must also be approved by a Fund Board. The CCO is responsible for all material amendments being presented to each Fund for approval.

D.	Annual Review

At least annually, the CCO or a designee will review the adequacy of this Code and the Firm’s procedures more generally and the effectiveness of their implementation. This review will include specific consideration of the following:

•	Any compliance matters that arose during the previous year;

•	Any changes in the business activities of the Firm (or any affiliated entities); and

•	Any changes to applicable laws, rules or regulations that might suggest a need to revise this Manual.

The CCO will provide a written report to senior management regarding the annual review. The report will identify any material violations of this Code and the Firm’s procedures more generally and of any applicable laws, rules and regulations identified during the preceding fiscal year and any actions taken or recommendations for actions to rectify such violations, including adoption of additional policies and procedures or modifications to existing policies and procedures. The CCO will be primarily responsible for the implementation of such additional or modified policies and procedures.

XIII-1

E.	Annual Report to Fund Boards

As required by Rule 17j-1 under the 1940 Act, no less frequently than annually, the CCO and other senior management shall furnish a written report to each Fund Board, which shall describe any issues arising under the Code of Ethics or “material compliance matter,” as such term is defined at Rule 38a-1(e)(2) of the 1940 Act, not previously reported to the board, including any information regarding sanctions and remedial actions taken in response thereto. The report will:

•	List all waivers given by quantity and type and describe any waivers that might be considered material or important by the board;

•	List all approvals of investments in IPOs and Limited Offerings that were granted; and

•	Certify that the CCO has reviewed the Code and the compliance and supervisory policies and procedures of the Firm and has found that they are reasonably designed to prevent violations of the Federal Securities Laws and of the Code itself.

F.	Document Retention Requirements

In addition to any recordkeeping responsibilities set forth elsewhere herein, the CCO is responsible for maintain the following records pertaining to this Code:

•	A copy of each Code and all amendments thereto that has been in effect at any time during the past five years;

•	A record of any violation of this Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, subject to this Code (these records must be kept for five years after the individual ceases to be subject to this Code);

•	Holdings and Transactions Reports made pursuant to this Code, including any brokerage confirmation and account statements provided in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons;

•	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in Restricted Securities and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

•	A copy of reports provided to the Firm’s senior management or to the Fund Board regarding this Code.

Unless specified otherwise, the above records must be maintained for the past five years with at least the prior two years maintained at the Firm’s main office and, thereafter, in a readily accessible place.

XIII-2

ACKNOWLEDGEMENT OF INITIAL RECEIPT OF
CODE OF ETHICS
OF
XA INVESTMENTS LLC

This acknowledgement must be signed and returned to the Chief Compliance Officer.

I hereby acknowledge that I have read the Code of Ethics for XA Investments LLC and have had an opportunity to review any portions thereof with my Supervisor and/or the Chief Compliance Officer.

By signing below, I agree to perform fully all applicable responsibilities and to comply with all applicable restrictions, limitations, and requirements set forth in the Code. Without limiting the foregoing, I agree that that I will promptly report to my Supervisor and/or the Chief Compliance Officer any violation of the Code of which I become aware. I understand that my failure to fully comply with all applicable provisions of the Code may subject me to disciplinary action up to and including termination and can also subject me to fines, penalties and even criminal actions and result in significant reputational harm.

Signature:

Print Name:

Date:

ACKNOWLEDGEMENT OF RECEIPT OF AMENDED
CODE OF ETHICS
OF
XA INVESTMENTS LLC

This acknowledgement must be signed and returned to the Chief Compliance Officer.

I hereby acknowledge that I have read the amended Code of Ethics for XA Investments LLC, which amendment is dated _____________________ , and have had an opportunity to review any portions thereof with my Supervisor and/or the Chief Compliance Officer.

By signing below, I agree to perform fully all applicable responsibilities and to comply with all applicable restrictions, limitations, and requirements set forth in the Code. Without limiting the foregoing, I agree that that I will promptly report to my Supervisor and/or the Chief Compliance Officer any violation of the Code of which I become aware. I understand that my failure to fully comply with all applicable provisions of the Code may subject me to disciplinary action up to and including termination and can also subject me to fines, penalties and even criminal actions and result in significant reputational harm.

Signature:

Print Name:

Date:

EXHIBIT VII B
TO
THE CODE OF ETHICS
OF
XA INVESTMENTS LLC

INITIAL AND ANNUAL HOLDINGS REPORT

As stated in the Firm’s Code of Ethics, each employee of the Firm must disclose holdings in each outside account for a Covered Person or Immediate Family Member (collectively, a “Covered Account”) as defined in the Firm’s Code of Ethics. All information contained in this Initial and Annual Report of Holdings must be current as of a date not more than 45 days from the date of this Report. All Firm employees must submit a signed Initial Report of Holdings and deliver it to the Firm’s CCO not more than 10 days after commencement of employment with the Firm or within 45-days of the fiscal year end, along with an annual confirmation of accounts.

Failure to deliver an accurate and timely Initial and Annual Report of Holdings is a serious breach of the Firm’s Code of Ethics and may result in disciplinary action.

Date:

Employee Name:

In accordance with XAI’s personal trading policy contained in the Firm’s Code of Ethics, I hereby certify that the following is a true and complete list of all securities brokerage accounts maintained with any broker, dealer or bank at which any securities are maintained in which I have direct or indirect beneficial ownership, as well as any other investment accounts or financial products (such as the purchase of a private fund) – other than that of an Excluded Product or an Excluded Transaction (as defined in the Firm’s Code of Ethics), and that the following fully discloses all of such accounts:

Name of Broker / Dealer or Bank / Other Investment Account / Private Fund / Custodian	Account Title /Name of Account Holder	Account Number	Is Account Managed by a Third- Party?		Date Established
			Y n	N n
			Y n	N n
			Y n	N n
			Y n	N n
			Y n	N n
Y ☐	N ☐

In accordance with XAI’s personal trading policy contained in the Firm’s Code of Ethics, I hereby certify that the following is a true and complete list of all reportable securities and transactions in which I have direct or indirect beneficial ownership, whether held by broker, dealers, banks and other custodians, at your home, in safe deposit boxes, by an issuer or otherwise – other than those considered to be an Excluded Product or an Excluded Transaction under the Firm’s Code of Ethics.

Title of Security (i.e. ticker/CUSIP)	Type (E)/(FI)	Principal Amount and/or Number of Shares (as applicable)	Account Held (use “Personal” if not in an account

I_________________________ hereby certify that the above referenced accounts and positions constitute an accurate report of my holdings in reportable securities and Covered Accounts and that all information contained within my report is not more than 45 days old as of today’s date.

Name of employee:

Signature of employee:

Signature of the CCO:

Date:

EXHIBIT VII C
TO
THE CODE OF ETHICS
OF
XA INVESTMENTS LLC

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTION AND CAMPAIGN
CONTRIBUTIONS

Quarter Ending Date:

Date by which the information reported below is complete:

A. Trading Activity. Please list all reportable transactions or you may attach current statements and indicate “no trades other than the trades listed on the attached statements from                                   ” [include name(s) of all brokerage accounts]. If duplicate statements for ALL accounts are being provided to the Firm, you may check the box “No reportable trades other than the trades listed on duplicate statements provided to Compliance.”

If you have not made any reportable transactions, please check the box for “NO TRADES”.

Otherwise, provide the information requested below.

Date of Transaction	Product Type	Ticker Symbol or CUSIP	Title, Interest Rate, and Maturity Date (if applicable)	Number of Shares	Principal Amount	Nature of Transaction e.g., buy, sale	Quantity	Price	Broker and Account Number

☐	No Reportable trades occurred during the covered period other than transactions listed on duplicate statements provided to Compliance.

☐	No Transactions occurred during the covered period.

B. New Accounts. Have any new brokerage accounts been established in the most recent quarter in which securities were held for your direct or indirect benefit?

☐ No.

☐ Yes.

If yes, please list.

Account Name Brokerage Firm or Bank Name

Account Number Date Established

Name of Broker or other Account Holder	Account Number	Date Account was Established

C. Political Contributions: Have you made any political contributions in the past quarter?

☐ No.

☐ Yes.

If yes, please list:

Recipient	Relevant Office	Election (year & whether general or primary)	Were you eligible to vote in the election?	Date of Contribution	Amount of Contribution

Signature:

Print Name:

Date:

EXHIBIT VIII C
TO
THE CODE OF ETHICS
OF
XA INVESTMENTS LLC

SAMPLE REQUEST FOR PRE-AUTHORIZATION – PERSONAL TRADES

Any transaction as to which pre-approval has been obtained must be completed two business days following the day pre-approval is obtained. Any transaction, or portion thereof, not so completed will require a New Approval. I will apply for an extension if required.

Signature of Person Making Request:

Print Name:

Date of Request:

Ticker Symbol or CUSIP or Other Description of Security	Nature of Transaction, e.g., buy, sale	Number of Shares	Principal Amount	Quantity	Price	Broker and Account Number

If an option or warrant, describe the underlying security:

Is the transaction an IPO or Private Placement?

☐ No.

☐ Yes.

Does the transaction involve securities issued by a client of the Firm?

☐ No.

☐ Yes.

By signing above, I request pre-approval authorization to effect transaction(s) in the security indicated above for my personal account(s) or another account(s) in which I have a beneficial interest. I am familiar with and certify that this request is made in compliance with the Code of Ethics. In connection with this request, I hereby attest that:

●	I am not in possession of material, non-public information concerning the securities listed above.
●	If selling, I have held this security for more than sixty days.
●	Unless indicated, this purchase is not an IPO or private placement.

Transaction Authorized:

By:

Print Name:

Date:

EXHIBIT IX B
TO
THE CODE OF ETHICS
OF
XA INVESTMENTS LLC

OUTSIDE BUSINESS ACTIVITY REPORTING FORM

Employee Name:

As a registered investment adviser, XA Investments LLC has a fiduciary duty to provide full and fair disclosure to our clients. This disclosure includes any situations that may present a conflict of interest. In order to make sure that we provide proper disclosure to our clients, XA Investments must retain a current record of all outside business activities conducted by independent contractors and supervised persons. It is important that you notify us promptly if you are, or plan to be, involved in any outside business activity or employment. Non-investment related activities that are exclusively charitable, civic, religious or fraternal and recognized as tax-exempt may be excluded unless you serve on the board of directors or have some other control capacity within the organization and the organization is a current or potential client. Notification must be made prior to engaging in any outside activities or employment.

The following information must be completed fully and accurately. Completion and submission of this Form will be considered your notification to XA Investments of any outside business activities or employment that you will engage in. A copy of this Form should be retained for your records and changes should be reported promptly. A separate form should be completed for each activity.

1.	Are you currently or do you plan to be involved in any business other than XA Investments LLC?

Yes

No

If yes, please answer the following questions:

2.	Full legal name of other business:

3.	Are you using a Doing Business As name (dba) with this outside activity:

Yes

No

If yes, dba name:

4.	Organizational status of this business: (i.e., corp, partnership, sole prop, LLC)

5.	Address of other business:

6.	Phone Number:

7.	Is this business investment-related?

Yes

No

8.	Nature of other business: (i.e., insurance agency, registered representative, real estate)

9.	Are you:

W-2 employee 1099 employee Officer Director Manager Other Explain:

10.	Your position, title or relationship with company:

11.	Date of employment:

12.	Are you:	Full-time:	Part-time:

13.	Your obligation to other business: Approximate number of hours per month:

How many hours during securities trading hours:

14.	Briefly describe your primary duties relating to Other Business:

15.	What products or services are offered through this business?

16.	How are you compensated by this business?

17.	What is your estimated gross annual compensation from this activity/job?

18.	What percentage of your gross annual income does this represent? %

19.	Your ownership interests: (Check all that apply) None

100% Owner

Partner (Partnership) Ownership: %

General Partner

Limited Partner

Shareholder (Corporation) Ownership: %	Majority	Minority

Member (LLC)               Ownership: %

Managing Member

Non managing member

20.	If you indicated an ownership interest in this business, what is the total dollar amount of such interest?

$

21.	Are any of the XA Investment clients also clients of this business?

Yes

No

22.	Do you maintain a separate filing system for your clients?

Yes

No

23.	Do you maintain a separate bank account for this business?

Yes

No

24.	Are funds received for advisory services performed deposited in that bank account?

Yes

No

25.	If you do not own 100% of this business, please complete the following:

Name(s) of other owners, their ownership percentage, and whether the individual or entity is now, or has ever been registered or licensed as an Investment Adviser (IA), Investment Adviser Representative (IAR), Broker-Dealer (BD), or Registered Representative (RR):

Name

If any of the above listed owners is a business entity, do you have any ownership interest in that entity?

Yes

No

If yes, what percentage?           %

Which entity:

If any of the above individuals or entities are now or previously were registered with any of the following regulators: SEC, NASD, or state, as a RIA, IAR, BD, or RR (status), please complete the following:

Name	Status	Jurisdiction

I hereby certify that the information provided in this document is complete and accurate to the best of my knowledge. I authorize XA Investments LLC to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities. In addition, I authorize these entities or individuals to release to XA Investments LLC any information that it requests about my employment, affiliation and/or activities with this organization. I understand that I am responsible for providing current and accurate information to XA Investments LLC. If any of the above information changes or becomes inaccurate, I will promptly notify XA Investments LLC.

Signature:

Supervised Person Signature
Supervised Person Name (print)
Date Received and Reviewed:
Verifications/Notes/Comments:

Supervisor Signature
Printed Name & Title
Date

EXHIBIT XIII B
TO
THE CODE OF ETHICS
OF
XA INVESTMENTS LLC

REQUIRED ANNUAL ATTESTATIONS AND DISCLOSURES

DATE:

TO:	CHIEF COMPLIANCE OFFICER

FROM:

Please read this form carefully. Answer all questions completely, sign, date and return this form to the Chief Compliance Officer.

REQUIREMENT TO KEEP THIS INFORMATION CURRENT: You are required to promptly provide updated information, in writing, to the Chief Compliance Officer in the event any of the information that you report below changes or becomes inaccurate in any way.

By signing below I hereby attest to the truthfulness and accuracy of each of the following statements.

1)	I have received or have access to the XA Investments LLC (the “Firm”) Code of Ethics (the “Code”).

2)	I have read and understand the Code and I agree to comply with it fully.

3)	I understand that any failure on my part to comply with all applicable laws, regulations, or requirements and the policies and procedures set forth in the Code may have serious adverse consequences for both me and the Firm and can lead to disciplinary actions by the Firm against me up to and including termination. If at any time I have any doubt, whatsoever, as to the correct policy or procedure to follow in relation to any matter covered by the Code, or if I am unclear as to the meaning or effect of anything contained in the Code, I agree to consult with the Firm’s Chief Compliance Officer (“CCO”).

4)	I have reported all violations of the Code known to me to the CCO.

5)	If I am a new hire or otherwise new as an Access Person, I will provide records showing any and all political contributions made during the two-year period prior to my becoming an Access Person. If this is my annual attestation, I have made all political contributions pursuant to requirements of the Code and have made all such reports as are required by the Code. If I have made no political contributions during the two-year period prior to my becoming an employee or in the year since my last annual attestation, I have indicated “None” on the following line: _________________________

6)	Since my date of employment with the Firm or the date of execution of my last Annual Attestation and Disclosure Form, whichever is later, I have complied fully with the Firm’s policies on directorships of public or private companies and except as otherwise disclosed below, I do not currently serve as a director of any public or private companies. (If none, please indicate “None”)_______________________________

7)	Since my date of employment with the Firm or the date of execution of my last Annual Attestation and Disclosure Form, whichever is later, I have complied fully with the Firm’s policies on outside business activities and I am not currently engaged in any other business activities, or employed or compensated by any other person or serve as an officer, partner or employee of any business organization. (If none, please indicate “None”)_______________

8)	Since my date of employment with the Firm or the date of execution of my last Annual Attestation and Disclosure Form, whichever is later, I have complied fully with the Firm’s policies on the reporting of accounts and transactions involving securities and other financial products. Without limiting the foregoing, I have notified the Firm with respect to all outside accounts opened for the purchase, holding or disposition of any financial products that are beneficially owned by: (i) me; (ii) my spouse or domestic partner; (iii) my child or a child of my spouse or domestic partner, provided, in each case, the child resides in the same household with, or is financially dependent upon, me; and (iv) any account as to which I have discretionary authority or direct influence or control, including any account for which I act as trustee, executor or custodian. I have also notified the Firm with respect to accounts beneficially owned by any Immediate Family Member, as hereinafter defined, that shares a household with me, unless I have no direct or indirect influence or control over such account. For purposes of the foregoing, the term “Immediate Family Member shall mean, any grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, brother-in-law, or sister-in-law. In addition, in connection with each account, I have requested that duplicate copies of confirmations and account statements be provided to the Firm and have notified the Firm of all changes thereto.

9)	Since my date of employment with the Firm or the date of execution of my last Annual Attestation and Disclosure Form, whichever is later, I have complied fully with the Firm’s policies on the filing of Holdings Report Notification forms with respect to transactions in financial products are beneficially owned by: (i) me; (ii) my spouse or domestic partner; (iii) my child or a child of my spouse or domestic partner, provided, in each case, the child resides in the same household with, or is financially dependent upon, me; (iv) an Immediate Family Member that shares a household with me, unless I have no direct or indirect influence or control over such transaction.

10)	Since my date of employment with the Firm or the date of execution of my last Annual Attestation and Disclosure Form, whichever is later, I have not received any third party compensation, except as indicated below. (If none, please indicate “None”)_____________

11)	I acknowledge the confidential nature of nonpublic information regarding our clients. Consistent with applicable policies and guidelines, I will respect and safeguard the privacy of our clients and the confidential nature of their information. Without limiting the general nature of this commitment, I will not access or seek to gain access to confidential information regarding any past or present client, except in the course of fulfilling my job responsibilities. I understand that in this context, confidential information is considered to be all nonpublic information that can be personally associated with an individual.

12)	I will not use another person’s computer sign-on or computer access code or provide another the use of my sign-on code to gain access to confidential information without proper authorization. I will not disclose confidential information to those who are not authorized to receive it. In addition, I will not, without proper authorization, copy or preserve by paper writing, electronic, or any other means confidential information, nor will I disseminate any such information without proper authorization. If I am in doubt about whether the authorization provided is proper, I will consult the Firm’s CCO for guidance.

13)	I acknowledge the receipt of my ID’s and Passwords. I understand that passwords are the equivalent of my signature. I understand that I will only access information that is required for me to perform my assigned tasks. I acknowledge that if I disclose passwords to any other person, I will be fully accountable and responsible for any use or misuse by that individual to the same extent as if I had performed the act or omission. If I have any reason to believe that the confidentiality of my passwords has been violated, I will notify my Supervisor immediately and ensure that the passwords are promptly changed.

14)	Since my date of employment with the Firm or the date of execution of my last Annual Attestation and Disclosure Form, whichever is later, I have complied fully with the Firm’s insider trading policy as set forth in Section VI of the Code.

15)	Since my date of employment with the Firm or the date of execution of my last Annual Attestation and Disclosure Form, whichever is later, I have complied fully with the Firm’s FCPA policies as set forth in Section X. C. of the Code.

16)	Since my date of employment with the Firm or the date of execution of my last Annual Attestation and Disclosure Form, whichever is later, I have complied fully with the Firm’s policies on reporting client complaints as set forth in Section XI of the Code and have reported all complaints known to me to the Firm’s Chief Compliance Officer.

17)	Authorization is hereby granted to the Firm to open any and all mail and monitor all forms of communication addressed to my attention and delivered to the Firm.

18)	I have never been charged with, pled guilty or nolo contendere (“no contest”) to, or been convicted of, a felony.

19)	I have never been charged with, convicted of, or pled guilty or nolo contendere in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses.

20)	I have never been named in or subject to any finding or disciplinary action of any kind imposed by any state, U.S., or non-U.S. regulatory or self-regulatory body with authority over any of the Firm’s lines of business or any aspect of the U.S. financial markets, such as but not limited to: the SEC, FINRA, Commodities Futures Trade Commission (“CFTC”) or National Futures Association (“NFA”).

21)	I have never been found by any U.S. Federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority to have made a false statement or omission, or to have been dishonest, unfair, or unethical; to have been involved in a violation of investment-related regulations or statutes; or to have been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted. I have never had a federal regulatory agency, state regulatory agency, or foreign financial regulatory authority prevent me from associating with an investment-related business, restrict my activity, enter an order against me in connection with an investment related activity, or impose a civil money penalty on me.

22)	I have never had a license or authorization to serve as a registered person or as someone in a similar capacity be denied, suspended or revoked, nor have I ever had a license or authorization to serve as an attorney, accountant or federal contractor either be suspended or revoked.

23)	I have never had a court enter any order or make any finding against me related to any investment-related statutes or investment-related activities; dismiss, pursuant to a settlement agreement, an investment related civil action brought against me by a state or foreign financial regulatory authority; enjoin, or otherwise limit, me from engaging in any investment-related activity or from violating any investment-related statute, rule, or order. I am not a party to any proceeding whatsoever that could lead to such a court order.

24)	I am not aware of any item that is required to be reported to any employer that hires me. I am not aware of any item related to me that the Firm would be required to report to any regulatory entity. I am not the subject of any regulatory or civil proceeding that could result in a change to the responses in this attestation.

Signature:

Print Name:

Date: